CERTIFICATE OF TRUST

                                       OF

                       PIONEER MUNICIPAL HIGH INCOME TRUST


         THIS Certificate of Trust of Pioneer Municipal High Income Trust (the "Trust"), dated March 13, 2003, is being duly executed and filed by the undersigned trustees, to form a business trust under the Delaware Business Trust Act (12 Del. C. ss. 3801, ET SEQ).

1. NAME. The name of the business trust formed hereby is Pioneer Municipal High Income Trust.

2. REGISTERED AGENT. The business address of the registered office of the Trust in the State of Delaware is 1201 North Market Street in the City of Wilmington, County of New Castle, 19801. The name of the Trust's registered agent at such address is Delaware Corporation Organizers, Inc.

3. EFFECTIVE DATE. This Certificate of Trust shall be effective upon the date and time of filing.

4. SERIES TRUST. Notice is hereby given that pursuant to Section 3804 of the Delaware Business Trust Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally. The Trust is a registered investment company under the Investment Company Act of 1940, as amended.











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         IN WITNESS WHEREOF, the undersigned has executed this instrument as of this 13th day of March, 2003.





                                              By:  /S/  DOROTHY E. BOURASSA
                                              ------------------------
                                              Dorothy E. Bourassa, as Trustee
                                              and not individually